Exhibit 99.1

Terry Balluck
972-281-1397
terry.balluck@kcc.com
KIMBERLY-CLARK ANNOUNCES SECOND QUARTER 2019 RESULTS
DALLAS, July 23, 2019-Kimberly-Clark Corporation (NYSE: KMB) today reported second quarter 2019 results and raised its outlook for full-year 2019 organic sales growth and earnings per share.
Executive Summary

•	Second quarter 2019 net sales of $4.6 billion were even with the year-ago period. Organic sales increased 5 percent while changes in foreign currency exchange rates reduced sales by 5 percent.

•	Diluted net income per share for the second quarter was $1.40 in 2019 and $1.30 in 2018.

•	Second quarter adjusted earnings per share were $1.67 in 2019 and $1.59 in 2018. Adjusted earnings per share exclude certain items described later in this news release.

•	Diluted net income per share for full-year 2019 is expected to be $5.50 to $5.90 compared to the prior estimate of $4.85 to $5.35.

•
The company is now targeting full-year 2019 organic sales growth of 3 percent and adjusted earnings per share of $6.65 to $6.80. The prior outlook was for organic sales growth of 2 percent and adjusted earnings per share of $6.50 to $6.70.

Chief Executive Officer Mike Hsu said, “We made excellent progress in the second quarter. We delivered strong organic sales growth, gross margin improvement and higher earnings per share. In addition, we generated $90 million of cost savings and returned $520 million to shareholders through dividends and share repurchases. We also continued to launch innovations, pursue our growth priorities and increase investments in our brands.”
Hsu added, “For the full year, we are raising our top- and bottom-line outlook, reflecting strong execution and an improving commodity environment. We’re also increasing our growth investments behind our brands and in capabilities that will position us for longer-term success. We continue to be optimistic about our opportunities to deliver balanced and sustainable growth and create shareholder value through execution of K-C Strategy 2022.”
Second Quarter 2019 Operating Results
Sales of $4.6 billion in the second quarter of 2019 were even with the year-ago period. Changes in foreign currency exchange rates reduced sales by 5 percent and business exits in conjunction with the 2018 Global Restructuring Program reduced sales slightly. Organic sales increased 5 percent. Net selling prices rose 5 percent and product mix improved 1 percent, while volumes fell slightly. In North America, organic sales increased 5 percent in consumer products and 2 percent in K-C Professional. Outside North America, organic sales rose 9 percent in developing and emerging markets and 1 percent in developed markets.

Second quarter operating profit was $670 million in 2019 and $674 million in 2018. Results in both periods include charges related to the 2018 Global Restructuring Program. Second quarter adjusted operating profit was $789 million in 2019 and $774 million in 2018. Results benefited from higher net selling prices, $70 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $20 million of cost savings from the 2018 Global Restructuring Program. On the other hand, results were impacted by $80 million of higher input costs, driven by $40 million in pulp inflation and increases in other raw materials and distribution expense. In addition, foreign currency translation effects reduced operating profit by $25 million and transaction effects also negatively impacted the comparison. Other manufacturing costs were also higher year-on-year. Advertising spending increased and general and administrative costs were higher, driven by increased incentive compensation expense.
The second quarter effective tax rate was 22.2 percent in 2019 and 24.1 percent in 2018. The second quarter adjusted effective tax rate was 22.3 percent in 2019 and 23.0 percent in 2018. The rate in 2019 benefited from certain planning initiatives.
Kimberly-Clark’s share of net income of equity companies in the second quarter was $33 million in 2019 and $30 million in 2018. At Kimberly-Clark de Mexico, results benefited from organic sales growth and cost savings, but were negatively impacted by higher input costs and unfavorable currency effects.
Cash Flow and Balance Sheet
Cash provided by operations in the second quarter was $609 million in 2019 and $787 million in 2018. The decline was driven by higher tax payments and increased working capital. Capital spending for the second quarter was $253 million in 2019 and $158 million in 2018. Second quarter 2019 share repurchases were 1.3 million shares at a cost of $167 million. Total debt was $8.0 billion at June 30, 2019 and $7.5 billion at the end of 2018.
Second Quarter 2019 Business Segment Results
Personal Care Segment
Second quarter sales of $2.3 billion increased 1 percent. Net selling prices increased approximately 5 percent, volumes rose 1 percent and product mix improved 1 percent. Changes in currency rates reduced sales by 6 percent. Second quarter operating profit of $485 million increased 5 percent. The comparison benefited from organic sales growth and cost savings, while results were impacted by unfavorable currency effects, input cost inflation, higher advertising spending and other manufacturing cost increases.
Sales in North America increased 5 percent. Net selling prices increased 3 percent, driven by baby and child care, and volumes rose 3 percent. Volumes were up high-single digits in adult care, including benefits from category growth, innovations and increased marketing support. Volumes increased low-single digits in baby and child care and fell mid-single digits in feminine care.
Sales in developing and emerging markets decreased 1 percent. Currency rates were unfavorable by 13 percent, including significant declines in Latin America. Net selling prices rose 11 percent and product mix improved 2 percent, while volumes were even year-on-year. The higher net selling prices were primarily in Latin America and secondarily in China and the Middle East/Eastern Europe/Africa. Volumes increased in Eastern Europe, ASEAN and South Africa, but fell in Latin America and China.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 6 percent, including an 8 point negative impact from changes in currency rates. Volumes and product mix each improved 1 percent.
Consumer Tissue Segment
Second quarter sales of $1.5 billion were even year-on-year. Changes in currency rates reduced sales 4 percent. Net selling prices increased 5 percent and product mix improved slightly, while volumes declined 2 percent. Second quarter operating profit of $221 million increased 7 percent. Results benefited from higher net selling prices and cost savings. The comparison was impacted by input cost inflation, other manufacturing cost increases, unfavorable currencies, lower volumes and higher general and administrative costs.
Sales in North America increased 5 percent compared to a 4 percent decline in the year-ago period. Net selling prices rose 7 percent while volumes fell 2 percent.
Sales in developing and emerging markets decreased 4 percent. Currency rates were unfavorable by 8 percent, primarily in Latin America. Net selling prices increased 5 percent and product mix improved 1 percent, while volumes fell 1 percent.
Sales in developed markets outside North America decreased 7 percent. Changes in currency rates reduced sales by 7 percent. Net selling prices increased 3 percent while volumes fell 2 percent. The changes occurred primarily in Western/Central Europe.
K-C Professional (KCP) Segment
Second quarter sales of $0.8 billion decreased 5 percent. Changes in currency rates reduced sales by 4 percent and business exits in conjunction with the 2018 Global Restructuring Program reduced sales 2 percent. Net selling prices increased 3 percent and product mix improved 1 percent, while volumes were down 3 percent. Second quarter operating profit of $162 million decreased 2 percent. The comparison was impacted by input cost inflation, lower volumes, unfavorable currency effects and higher general and administrative costs. Results benefited from increased net selling prices and cost savings.
Sales in North America were even year-on-year. Net selling prices increased 2 percent while business exits in conjunction with the 2018 Global Restructuring Program reduced sales 2 percent.
Sales in developing and emerging markets decreased 6 percent, including an 8 point negative impact from changes in currency rates. Net selling prices rose 4 percent while volumes declined 2 percent.
Sales in developed markets outside North America were down 8 percent. Currency rates were unfavorable by 7 percent and business exits in conjunction with the 2018 Global Restructuring Program reduced sales 1 percent. Volumes fell 8 percent, while net selling prices increased 4 percent and product mix improved 3 percent. The changes occurred mostly in Western/Central Europe.

Year-To-Date Results
For the first six months of 2019, sales of $9.2 billion decreased 1 percent. Changes in foreign currency exchange rates reduced sales by 5 percent and business exits in conjunction with the 2018 Global Restructuring Program reduced sales slightly. Organic sales increased 4 percent. Net selling prices rose 4 percent and product mix improved 1 percent, while volumes fell 1 percent.
Year-to-date operating profit was $1,325 million in 2019 and $921 million in 2018. Results in both periods include charges related to the 2018 Global Restructuring Program. Year-to-date adjusted operating profit was $1,596 million in 2019 and $1,598 million in 2018. The comparison was impacted by $215 million of higher input costs, unfavorable currency effects, other manufacturing cost increases, increased advertising spending and higher general and administrative costs. On the other hand, results benefited from organic sales growth, $125 million of FORCE cost savings and $80 million of cost savings from the 2018 Global Restructuring Program.
Through six months, diluted net income per share was $2.71 in 2019 and $1.56 in 2018. Year-to-date adjusted earnings per share were $3.33 in 2019 and $3.30 in 2018.
2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program in order to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. The company expects the program will generate annual pre-tax cost savings of $500 to $550 million by the end of 2021. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate approximately 1 percent of company net sales. To implement the program, the company expects to incur restructuring charges of $1,700 to $1,900 million pre-tax ($1,350 to $1,500 million after tax) by the end of 2020.
Second quarter 2019 restructuring charges were $119 million pre-tax ($92 million after tax), bringing cumulative charges to $1,307 million pre-tax ($997 million after tax). Second quarter 2019 restructuring savings were $20 million, bringing cumulative savings to $215 million.
2019 Outlook and Key Planning Assumptions
The company updated the following key planning and guidance assumptions for full-year 2019:

•	Net sales even to down 1 percent year-on-year (prior assumption down 1 to 2 percent).

•	Organic sales growth 3 percent (previous estimate 2 percent).

•	Adjusted operating profit growth of 3 to 5 percent versus prior target of 1 to 4 percent.

•
Inflation in key cost inputs of $150 to $250 million compared to the prior assumption of $300 to $400 million. The change is driven primarily by an improved outlook for pulp and secondarily for other raw materials including superabsorbent and polymer resin.

•	Higher marketing spending and general and administrative costs than previously planned.

•	Net income from equity companies higher year-on-year (prior estimate similar year-on-year).

•	Adjusted earnings per share $6.65 to $6.80 compared to the prior outlook of $6.50 to $6.70.

Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	2018 Global Restructuring Program. Mentioned elsewhere in this release.

•	U.S. tax reform. In the first, third and fourth quarters of 2018, the company recognized net charges associated with U.S. tax reform related matters.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates and exited businesses also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Viva and WypAll, hold No. 1 or No. 2 share positions in 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 147-year history of innovation, visit kimberly-clark.com or follow us on Facebook or Twitter.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2018 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended June 30
	2019	2018	Change
Net Sales	$4,594	$4,604	—
Cost of products sold	3,108	3,149	-1%
Gross Profit	1,486	1,455	+2%
Marketing, research and general expenses	811	771	+5%
Other (income) and expense, net	5	10	-50%
Operating Profit	670	674	-1%
Nonoperating expense	(11)	(36)	-69%
Interest income	2	3	-33%
Interest expense	(67)	(68)	-1%
Income Before Income Taxes and Equity Interests	594	573	+4%
Provision for income taxes	(132)	(138)	-4%
Income Before Equity Interests	462	435	+6%
Share of net income of equity companies	33	30	+10%
Net Income	495	465	+6%
Net income attributable to noncontrolling interests	(10)	(10)	—
Net Income Attributable to Kimberly-Clark Corporation	$485	$455	+7%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.41	$1.30	+8%
Diluted	$1.40	$1.30	+8%

Cash Dividends Declared	$1.03	$1.00	+3%

Common Shares Outstanding	June 30
	2019	2018
Outstanding shares as of	344.2	347.9
Average diluted shares for three months ended	346.0	350.3

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Six Months Ended June 30
	2019	2018	Change
Net Sales	$9,227	$9,335	-1%
Cost of products sold	6,313	6,556	-4%
Gross Profit	2,914	2,779	+5%
Marketing, research and general expenses	1,580	1,850	-15%
Other (income) and expense, net	9	8	+13%
Operating Profit	1,325	921	+44%
Nonoperating expense	(22)	(45)	-51%
Interest income	5	5	—
Interest expense	(132)	(134)	-1%
Income Before Income Taxes and Equity Interests	1,176	747	+57%
Provision for income taxes	(275)	(242)	+14%
Income Before Equity Interests	901	505	+78%
Share of net income of equity companies	60	57	+5%
Net Income	961	562	+71%
Net income attributable to noncontrolling interests	(22)	(14)	+57%
Net Income Attributable to Kimberly-Clark Corporation	$939	$548	+71%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$2.73	$1.57	+74%
Diluted	$2.71	$1.56	+74%

Cash Dividends Declared	$2.06	$2.00	+3%

Common Shares Outstanding	June 30
	2019	2018
Average diluted shares for six months ended	346.0	351.3

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended June 30, 2019
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,108	$102	$3,006
Gross Profit	1,486	(102)	1,588
Marketing, research and general expenses	811	17	794
Operating Profit	670	(119)	789
Provision for income taxes	(132)	27	(159)
Effective tax rate	22.2%	—	22.3%
Net Income Attributable to Kimberly-Clark Corporation	485	(92)	577
Diluted Earnings per Share	1.40	(0.27)	1.67

	Three Months Ended June 30, 2018
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,149	$85	$3,064
Gross Profit	1,455	(85)	1,540
Marketing, research and general expenses	771	15	756
Operating Profit	674	(100)	774
Nonoperating expense	(36)	(30)	(6)
Provision for income taxes	(138)	24	(162)
Effective tax rate	24.1%	—	23.0%
Share of net income of equity companies	30	2	28
Net income attributable to noncontrolling interests	(10)	2	(12)
Net Income Attributable to Kimberly-Clark Corporation	455	(102)	557
Diluted Earnings per Share	1.30	(0.29)	1.59

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Six Months Ended June 30, 2019
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$6,313	$227	$6,086
Gross Profit	2,914	(227)	3,141
Marketing, research and general expenses	1,580	45	1,535
Other (income) and expense, net	9	(1)	10
Operating Profit	1,325	(271)	1,596
Provision for income taxes	(275)	58	(333)
Effective tax rate	23.4%	—	23.0%
Share of net income of equity companies	60	(2)	62
Net income attributable to noncontrolling interests	(22)	1	(23)
Net Income Attributable to Kimberly-Clark Corporation	939	(214)	1,153
Diluted Earnings per Share	2.71	(0.62)	3.33

	Six Months Ended June 30, 2018
	As Reported	2018 Global Restructuring Program	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Cost of products sold	$6,556	$362	$—	$6,194
Gross Profit	2,779	(362)	—	3,141
Marketing, research and general expenses	1,850	315	—	1,535
Operating Profit	921	(677)	—	1,598
Nonoperating expense	(45)	(30)	—	(15)
Provision for income taxes	(242)	167	(82)	(327)
Effective tax rate	32.4%	—	—	22.5%
Share of net income of equity companies	57	(1)	—	58
Net income attributable to noncontrolling interests	(14)	11	—	(25)
Net Income Attributable to Kimberly-Clark Corporation	548	(530)	(82)	1,160
Diluted Earnings per Share	1.56	(1.51)	(0.23)	3.30

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	June 30, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$534	$539
Accounts receivable, net	2,397	2,164
Inventories	1,856	1,813
Other current assets	534	525
Total Current Assets	5,321	5,041
Property, Plant and Equipment, Net	7,207	7,159
Investments in Equity Companies	249	224
Goodwill	1,478	1,474
Other Assets	1,092	620
TOTAL ASSETS	$15,347	$14,518

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,291	$1,208
Trade accounts payable	2,993	3,190
Accrued expenses and other current liabilities	1,946	1,793
Dividends payable	355	345
Total Current Liabilities	6,585	6,536
Long-Term Debt	6,701	6,247
Noncurrent Employee Benefits	889	931
Deferred Income Taxes	513	458
Other Liabilities	571	328
Redeemable Preferred Securities of Subsidiaries	38	64
Stockholders' Equity
Kimberly-Clark Corporation	(178)	(287)
Noncontrolling Interests	228	241
Total Stockholders' Equity	50	(46)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,347	$14,518

2019 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Operating Activities
Net income	$495	$465	$961	$562
Depreciation and amortization	236	224	470	435
Asset impairments	—	—	—	74
Stock-based compensation	32	8	48	26
Deferred income taxes	15	44	26	17
Net losses on asset dispositions	11	17	17	53
Equity companies' earnings (in excess of) less than dividends paid	(3)	2	(30)	(25)
Operating working capital	(150)	(10)	(525)	93
Postretirement benefits	(9)	27	(21)	(14)
Other	(18)	10	(20)	108
Cash Provided by Operations	609	787	926	1,329
Investing Activities
Capital spending	(253)	(158)	(569)	(347)
Investments in time deposits	(106)	(64)	(186)	(147)
Maturities of time deposits	157	75	229	94
Other	4	(9)	4	(12)
Cash Used for Investing	(198)	(156)	(522)	(412)
Financing Activities
Cash dividends paid	(355)	(350)	(700)	(691)
Change in short-term debt	(308)	(145)	543	104
Debt proceeds	696	—	696	—
Debt repayments	(301)	(2)	(703)	(4)
Proceeds from exercise of stock options	134	8	160	22
Acquisitions of common stock for the treasury	(166)	(223)	(330)	(420)
Other	(71)	(35)	(79)	(41)
Cash Used for Financing	(371)	(747)	(413)	(1,030)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	3	(26)	4	(19)
Change in Cash and Cash Equivalents	43	(142)	(5)	(132)
Cash and Cash Equivalents - Beginning of Period	491	626	539	616
Cash and Cash Equivalents - End of Period	$534	$484	$534	$484

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended June 30			Six Months Ended June 30
	2019	2018	Change	2019	2018	Change
NET SALES
Personal Care	$2,286	$2,257	+1%	$4,561	$4,564	—
Consumer Tissue	1,472	1,472	—	2,998	3,051	-2%
K-C Professional	821	861	-5%	1,638	1,693	-3%
Corporate & Other	15	14	N.M.	30	27	N.M.
TOTAL NET SALES	$4,594	$4,604	—	$9,227	$9,335	-1%

OPERATING PROFIT
Personal Care	$485	$461	+5%	$969	$931	+4%
Consumer Tissue	221	207	+7%	462	456	+1%
K-C Professional	162	165	-2%	312	323	-3%
Corporate & Other(a)	(193)	(149)	N.M.	(409)	(781)	N.M.
Other (income) and expense, net(a)	5	10	-50%	9	8	+13%
TOTAL OPERATING PROFIT	$670	$674	-1%	$1,325	$921	+44%

(a)	Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended June 30, 2019
	Total(a)	Volume	Net Price	Mix/ Other	Exited Businesses(b)	Currency	Organic(c)
Personal Care	1	1	5	1	—	(6)	8
Consumer Tissue	—	(2)	5	—	—	(4)	4
K-C Professional	(5)	(3)	3	1	(2)	(4)	1
TOTAL CONSOLIDATED	—	—	5	1	—	(5)	5

	Six Months Ended June 30, 2019
	Total(a)	Volume	Net Price	Mix/ Other	Exited Businesses(b)	Currency	Organic(c)
Personal Care	—	1	4	1	—	(6)	6
Consumer Tissue	(2)	(4)	5	—	—	(4)	2
K-C Professional	(3)	(2)	3	1	(2)	(4)	2
TOTAL CONSOLIDATED	(1)	(1)	4	1	—	(5)	4

(a)	Total may not equal the sum of volume, net price, mix/other, exited businesses and currency due to rounding.

(b)	Exited businesses in conjunction with the 2018 Global Restructuring Program.

(c)	Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS

	Estimated Range
ESTIMATED FULL YEAR 2019 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$6.65	-	$6.80
Adjustment for charges related to the 2018 Global Restructuring Program	(1.15)	-	(0.90)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.50	-	$5.90

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, terry.balluck@kcc.com

[KMB-F]
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